Prudential [LOGO] Financial

News Release

Prudential Financial, Inc.
751 Broad Street
Newark, NJ 07102-3777
www.prudential.com

For Immediate Release	Contact: Bob DeFillippo
May 1, 2003	973 802-4149

PRUDENTIAL FINANCIAL FINALIZES ACQUISITION

OF AMERICAN SKANDIA

Acquisition Significantly Grows Prudential’s Third-party Distribution Capabilities

Newark, NJ—Prudential Financial, Inc. (NYSE:PRU) announced today that it has completed the closing process with Swedish-based Skandia Insurance Company Ltd., to acquire its U.S. division American Skandia, Inc. for a total consideration of $1.196 billion, which includes a cash purchase price of $1.161 billion and assumption of a $35 million liability. American Skandia is the largest distributor of variable annuities through independent financial planners in the United States. American Skandia also offers a research-driven subadvised family of mutual funds, and the offering of these funds with Prudential’s Strategic Partners funds will create one of the industry’s largest subadvised fund businesses. The acquisition significantly grows Prudential’s third-party distribution capabilities in the U.S. for both products.

“We believe the acquisition of American Skandia gives us a winning combination in the marketplace,” said David Odenath, president of Prudential Annuities. “We have the brand strength, distribution power and ability to be innovators in the product development arena.”

The acquisition propels Prudential into a top 10 spot in the annuity marketplace. Prudential’s position in the variable annuity marketplace increases from 22nd to 8th as measured by sales (LIMRA 12/31/02) and from 14th to 5th as measured by assets under management (VARDS 12/31/02).

“Our priorities in 2003 are to integrate the businesses—products, processes, people—while ensuring all clients receive the attention and service they deserve,” said Odenath. “Brand identity is also very important, and for the American Skandia annuity products distributed through their current channels, we initially plan to use the name American Skandia, A Prudential Financial Company. Over time, the name will migrate to the Prudential Financial name,” said Odenath. In the Prudential proprietary sales channels, there will be no brand identity change for the Prudential annuity products.

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The American Skandia mutual fund and wrap fee businesses will be integrated into Prudential Investments’ current mutual fund and managed account groups, located in Newark, N.J. and headed by Judy Rice, president, Prudential Investments.

The integration of American Skandia is expected to be completed in the next 18 to 24 months. Prudential plans to maintain the principal office of American Skandia in Shelton, Connecticut where the annuities sales, marketing and product development teams, as well as other support functions, will mainly reside.

Prudential Financial companies, with approximately $556 billion in total assets under management and administration as of December 31, 2002, serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, property and casualty insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises and relocation services. For more information, visit www.prudential.com.

Editors note:

This press release includes statements concerning potential future events involving Prudential Financial that could differ materially from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Prudential Financial’s Annual Report on Form 10-K for the year ended December 31, 2002, on file with the Securities and Exchange Commission. Prudential Financial will not update any forward-looking statements made in this press release to reflect future events or developments.